EXHIBIT 23.1

[KPMG LLP LETTERHEAD]

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
inTEST Corporation:

We consent to the use of our report dated February 25, 2002, with respect to the consolidated balance sheets of inTEST Corporation as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive earnings (loss), stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and the related consolidated financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 20, 2002